Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of September, 2008 by and among Taylor Capital Group, Inc. (“TCGI”), Cole Taylor Bank (the “Bank”), and Jeffrey W. Taylor (“Consultant”) (together, the “Parties”). This Agreement shall become effective only upon the Closing on the Closing Date (as such terms are defined in the Securities Purchase Agreement) contemplated by that certain Securities Purchase Agreement dated as of September 4, 2008 by and among TCGI, the Bank and each of the preferred stock investors listed on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”). Prior to such Closing and notwithstanding any provision in this Agreement to the contrary, this Agreement shall not be effective and Consultant shall have no rights of any kind hereunder. In the event that the Closing contemplated by the Securities Purchase Agreement does not occur on or before December 31, 2008, this Agreement shall not become effective and shall be void and of no effect.

RECITALS:

A. The Bank desires to retain Consultant to perform the services described below, and TCGI desires for Consultant to serve as Vice Chairman of the Board of Directors of TCGI and as a member of the Board of Directors of the Bank during the Term, and Consultant desires to provide such services and to act in such capacity on the terms and conditions set forth in this Agreement; and

B. The Parties desire to enter into this Agreement to set forth the terms and conditions of Consultant’s engagement and certain other agreements which will survive the Term, as set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, promises, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as set forth herein.

1. ENGAGEMENT. For a term of twelve (12) months, commencing on the date hereof (the “Term”), the Bank engages Consultant to assist the Bank in developing, maintaining and strengthening relationships with the Customers (as defined in Section 7(b)(i)) of the Bank and within the community that the Bank serves to further the Bank’s business interests and growth strategy, in accordance with the terms and conditions herein. Unless as otherwise provided under this Agreement or as required by law, neither TCGI nor the Bank may terminate this Agreement for any reason whatsoever (whether for cause, disability, failure to perform or otherwise) prior to the end of the Term.

1.1 Duties. During the Term, Consultant shall make himself available to TCGI and the Bank at such times as are mutually agreeable, and shall, upon the reasonable request of TCGI or the Bank, furnish to it reasonable services of an advisory and consulting nature with respect to such operating matters as TCGI or the Bank may reasonably call upon Consultant to furnish. The Consultant shall have no obligation to spend a specified amount of hours per month or in the aggregate during the Term in the performance of his duties hereunder. Consultant may perform his consulting obligations from any location chosen by the Consultant including by telephone, electronic mail or facsimile and shall be entitled to maintain use of his current office at the Bank’s premises during the Term. During the Term, subject to the prior consent of TCGI’s Board of Directors (which consent shall not be unreasonably withheld), the Consultant is free to perform work on behalf of himself, or persons or entities other than TCGI and the Bank; provided that in any event such work shall not conflict with the interests of the Bank or TCGI or interfere with Consultant’s obligations hereunder. Consultant will report periodically on his activities to the Board of Directors of TCGI as requested by TCGI’s Executive Committee.

1.2 Independent Contractor; Performance of Services. In providing services under this Agreement, Consultant shall be acting solely as an independent contractor and not as an employee of the Bank. Consultant shall have no right or authority to bind, assume or create any obligation or responsibility on behalf of TCGI or the Bank or to make any representations on their behalf, except as authorized by the Board of Directors of TCGI or the Bank, as applicable. Consultant shall be responsible for compliance with all laws, rules and regulations relating to the services rendered hereunder, including without limitation, payment of taxes and any related reporting obligations.

2.	FEES AND BENEFITS.

2.1 Monthly Fee. On the last business day of each month during the Term, the Bank will pay to Consultant a monthly fee of Forty Thousand Dollars ($40,000) for that month’s service; provided, however, that, to the extent the first day or last day of the Term does not fall on the first or last day of a month, respectively, the monthly fee for such month shall be prorated based on the number of days included in the Term in such month with such payment to be made to the Consultant as of the last day of the first month in which the first day of the Term falls and the last day of the last month that includes the last day of the Term, respectively.

2.2 Final Payment.

(a) Following the expiration of the Term, which shall be Consultant’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) with TCGI and the Bank, unless the Parties hereto have entered into a new consulting or employment agreement as of such separation from service, subject to the terms of this Agreement, and provided that Consultant shall have executed a release in substantially the form attached hereto as Exhibit A, and such release shall have become irrevocable within sixty (60) days after Consultant’s date of separation from service, the Bank shall pay Consultant One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “Final Payment”), which Final Payment shall be payable in a cash lump sum on the seventieth (70th) day after such date of separation from service (the “Final Payment Date”); provided further, that if the Consultant is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the Final Payment shall be made on the first business day following the six-month anniversary of his separation from service. However, if the Parties enter into a new consulting or employment agreement prior to the Final Payment Date, then the Final Payment shall not be due, payable or paid to Consultant.

(b) If Consultant dies during the Term, the Bank shall pay to Consultant’s beneficiary (as determined under Section 19.10) (i) $480,000 in twelve (12) equal monthly installments beginning on the first business day of the month following the month in which the Consultant dies, and (ii) the Final Payment of $1,250,000 in a cash lump sum payment no later than 30 days after the date of his death.

2.3 Employee Benefit Plans. Beginning on the date hereof, Consultant shall be eligible to elect continued coverage for himself, his spouse, and his eligible dependents under the group medical and dental plans available to similarly situated senior executives of the Bank pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Consultant elects continuation coverage for medical coverage, dental coverage or both, the Bank shall subsidize the premium charged so that the amount of such premium payable by Consultant for continued coverage for himself, his spouse, and his eligible dependents shall equal the amount payable by active senior executives of the Bank for similar coverage as adjusted from time to time. Subsequent to the continuation period provided to Consultant under COBRA continuation of coverage provisions in the Bank’s group medical and dental plans, the Bank shall make commercially reasonable efforts (which shall not be materially costly) to continue to cover Consultant, his spouse and his eligible dependents under the Bank’s group medical and dental plans at Consultant’s cost, until Consultant attains eligibility for Medicare. If such continued coverage should not be feasible under the Bank’s medical and dental plans pursuant to the preceding sentence, then the Bank shall make commercially reasonable efforts (which shall not be materially costly) to assist Consultant in securing medical and dental insurance coverage, provided that the costs of any such coverage shall be borne entirely by Consultant, and neither the Bank nor TCGI shall have any liability with respect to the provision of any such coverage to Consultant.

To the extent necessary to avoid the application of Section 409A with respect to amounts reimbursed or paid under this Section 2.3, the amount of reimbursement or in kind benefit provided during one calendar year shall not affect the amount of reimbursement or benefit provided during a subsequent calendar year, the reimbursement or benefit may not be exchanged or substituted for other forms of compensation to Consultant, and any premium payments will be paid by the Bank by their due date, as determined by the insurer, and any reimbursement made to the Consultant will be made within 30 days of Consultant’s submissions of appropriate documentation; provided, however, in no event will any such reimbursement or payment be made later than the last day of Consultant’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement.

2.4 Business Expenses. The Bank will reimburse Consultant for all reasonable business expenses incurred by him in his position as Consultant only (and not as a director), during the Term upon receipt of expense vouchers in a form satisfactory to the Bank in accordance with the Bank’s policies in existence from time to time.

2.5 TCGI Director Fees Only. For so long as the Consultant is a director (but not an employee of TCGI or the Bank at such time) of TCGI or the Bank, he shall be entitled to and shall receive customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of

TCGI. For the avoidance of doubt, though Consultant may serve as both a director of the Bank and TCGI in accordance with this Agreement, Consultant shall only be paid customary cash, equity and other compensation for board service as a non-employee director of TCGI and shall not be entitled to any compensation for service as a director of the Bank. If the Consultant is an employee of TCGI or the Bank at any time that he serves as a director of TCGI or the Bank, he shall not be entitled to or paid any compensation described under this Section 2.5.

3. RETURN OF PROPERTY. At the time that Consultant’s engagement terminates, or at any other time that TCGI or the Bank so requests, Consultant will promptly return and turn over to TCGI or the Bank all property of the Bank, its Customers (as defined in Section 7(b)(i)) and TCGI, including but not limited to, all Confidential Information in Consultant’s possession or control, whether in written form, stored electronically or in physical form. Consultant will not keep any copies of such materials.

4. WORKS BELONG TO THE BANK AND TCGI. The Bank has retained Consultant to provide services for the Bank, so all work product primarily relating to the business of the Bank that Consultant develops during the Term and/or has developed during his prior retention or employment with the Bank or TCGI (“Work”) shall be the sole property of the Bank and/or TCGI, as appropriate. The Bank and/or TCGI shall be the sole owner(s) of all patents, copyrights and other rights relating to Works. Consultant acknowledges that all Works are works for hire that become property of the Bank and/or TCGI, and Consultant assigns to the Bank and/or TCGI as applicable, any and all rights that Consultant may have or acquire in all Works. Consultant also acknowledges that any business he generates during the Term and/or any business he has generated and/or has developed during his prior retention or employment with the Bank or TCGI, shall belong to the Bank and/or TCGI as applicable.

5. COOPERATION. Consultant agrees that both during and after the Term, he shall, at the reasonable request of TCGI or the Bank, render all reasonable assistance and perform all lawful reasonable acts that TCGI or the Bank considers necessary or advisable in connection with any litigation, other legal proceedings or regulatory matters involving TCGI or the Bank or any present or former director, officer, member, manager, shareholder, executive, agent, representative, consultant, Customer (as defined in Section 7(b)(i)) or vendor of TCGI or the Bank. Consultant also agrees that, in addition to the other obligations set forth in this Agreement, during the Term and for as long thereafter as shall be deemed reasonably necessary by TCGI or the Bank, he will consult, assist and reasonably cooperate with TCGI and the Bank in any negotiation, transaction, inquiry, regulatory review, investigation or other action arising out of matters in which he was involved while engaged by TCGI or the Bank or otherwise employed by TCGI or the Bank or as to which he may have pertinent information. Consultant agrees that he will make himself reasonably available for preparation for hearings, interviews, proceedings, litigation or other matters. TCGI and the Bank agree to make reasonable efforts to provide Consultant with reasonable notice in the event his assistance, cooperation or participation is required. TCGI or the Bank will reimburse reasonable out-of-pocket expenses incurred by Consultant as a direct result of his cooperation hereunder, provided that such expenses are supported by appropriate documentation in accordance with TCGI’s policies and have prior approval by either TCGI or the Bank. Notwithstanding anything to the contrary herein provided, the amount of reimbursement provided during one calendar year shall not affect the amount of reimbursement provided during a subsequent calendar year, the reimbursement may not be exchanged or substituted for other forms of compensation to Consultant, and any reimbursement will be paid within 30 days of Consultant’s submissions of appropriate documentation, provided, however, in no event later than the last day of Consultant’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement. The reimbursement provisions of this Section 5 shall be in effect for the lifetime of Consultant.

6. COMMENTS CONCERNING THE BANK OR TCGI. Consultant agrees that, during and after the Term, he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of defaming or disparaging or otherwise reflecting poorly upon the Bank, TCGI and/or its or their respective Customers, executives, officers, directors, shareholders, managers, members, suppliers, or joint venturers concerning their products, reputations, services, good will, or business opportunities; provided however, that nothing in this Agreement is intended to preclude Consultant from providing truthful and non-malicious testimony if properly subpoenaed to testify under oath.

7. CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS.

(a) Confidential Information. Consultant acknowledges that he is or will be in a position of trust and in the course of his retention, he continues to be given access to Confidential Information (as defined below) of TCGI, the Bank and its or their Customers. This Confidential Information is not generally known, has been generated at great effort and expense, and has been maintained in a confidential manner by TCGI and/or the Bank. Consultant agrees to keep all Confidential Information strictly confidential. Consultant will not use, copy, take, disclose or remove Confidential Information (i) during his employment or retention, except as expressly authorized by and for the benefit of the Bank or TCGI, and (ii) at any time after his retention ends for as long as such Confidential Information has not become generally known in the banking industry through proper means. Consultant will not claim any rights to or lien on any Confidential Information. Consultant will immediately notify TCGI or the Bank of any unauthorized possession, use or disclosure, or threat thereof, of any Confidential Information by anyone. “Confidential Information” means any other non-public confidential or proprietary information of TCGI, the Bank and/or its or their Customers (whether reduced to writing or not) including, but not limited to: (A) Customer files, presentations, contracts, loan commitments, credit or loan proposals, credit information, term sheets and other information relating to TCGI’s or the Bank’s business or its or their Customers; (B) employee personnel files and expense records; (C) marketing databases and marketing proposals or strategies; (D) financial analyses; and (E) any other information belonging to TCGI, the Bank or its or their Customers that would be protected by law, whether or not it constitutes a “trade secret” within the meaning of the Illinois Trade Secrets Act (765 ILCS 1065/1 et seq.), as amended. Confidential Information shall not include: (1) information disclosed publicly in published materials or (2) information that has become generally known in the banking industry through proper means. Notwithstanding the foregoing, nothing herein shall prohibit the Consultant from disclosing any Confidential Information as is required by law, provided that, unless prohibited from doing so by law, prior to any such disclosure, Consultant shall promptly and without delay, provide notice of such anticipated disclosure to TCGI and the Bank.

(b) Non-Interference. Except with the prior written consent of TCGI and the Bank, during Consultant’s retention and for a period of twelve (12) months after his separation from service for any reason, Consultant agrees that he will not, directly or indirectly, either for himself or for any other business or person:

(i) Solicit or attempt to solicit for the purpose of doing business in a competitive manner with any of the Bank’s or TCGI’s Customers with whom the Bank or TCGI has a protectable relationship or with whom Consultant has had substantial contact, or about whom Consultant obtained Confidential Information during his employment or retention. For purposes of this Agreement, the term “Customer” includes any person, firm or entity (A) who, at the time of Consultant’s employment or retention with TCGI or the Bank, maintained any depository account at the Bank; or (B) to whom the Bank has extended credit (whether new or existing) during the six (6) month period immediately preceding the Consultant’s separation from service; or (C) who otherwise actually used any of the Bank’s financial products or services during the six (6) month period immediately preceding the Consultant’s separation from service.

(ii) Solicit or negotiate with, for the purpose of doing business in a competitive manner with, hiring, or otherwise engage in any activity that encourages or induces any Employee with whom the Bank or TCGI has a protectable relationship or with whom Consultant has had substantial contact, or about whom Consultant obtained Confidential Information to: (A) alter or terminate his or her employment relationship with TCGI or the Bank, or (B) breach any obligation owed to the Bank or TCGI. For purposes of this Agreement, the term “Employee” means any person employed by TCGI or the Bank at the time of the activities complained of, or any person whose employment with TCGI or the Bank ended within one (1) month preceding the occurrence of such activity.

(iii) As used in this Agreement, “business” includes any corporation, company, sole proprietorship, association, partnership, limited partnership, consultant, independent contractor, or other person or entity.

(c) Extension of Restraints During Periods of Violation. If Consultant violates any restriction on his activities in this Agreement, Consultant agrees that the period of such restriction shall not run during the period of the violation and the duration of such restriction shall automatically be extended for an additional period equal to the cumulative duration of such violation. Consultant agrees that the purpose of this Section 7(c) is to give the Bank and TCGI the protection of the restriction for the full agreed-upon duration.

(d) Need for Restrictive Provisions in this Agreement. Consultant agrees that because of the nature of TCGI’s and the Bank’s business, any restriction in this Agreement is reasonable in light of the benefits conferred upon Consultant and is necessary in order to protect the legitimate interests of TCGI or the Bank and enforcement of such restriction will not cause any undue hardship or unduly restrict Consultant’s ability to earn a living or support his family.

8. BOARD OF DIRECTORS. During the Term and thereafter for as long as Consultant is one of the “Taylor Family” nominees to the Board of Directors of TCGI pursuant to Section 2.9 of the Bylaws of TCGI:

(a) TCGI shall make its best effort to cause the Consultant to be elected to the Board of Directors of TCGI and as its Vice-Chairman;

(b) at each meeting of the stockholders of TCGI at which directors of TCGI are to be elected and in each proxy statement relating thereto, TCGI shall recommend that the stockholders elect the Consultant to the Board of Directors of TCGI;

(c) to the extent that TCGI fails to cause Consultant to be appointed to and maintained on the Board of Directors of TCGI, TCGI shall cause the Consultant to be appointed as an observer of the Board of Directors of TCGI (other than a traditional audit or compensation committee but including any executive committee) entitled to attend all meetings thereof and receive copies of all actions to be taken by written consent at the same time as the members thereof; and

(d) TCGI shall make its best effort to cause the Consultant to be elected to the Board of Directors of the Bank.

The foregoing obligations shall not limit or preclude the Board of Directors of TCGI or the Bank from taking or failing to take any action that the Board of Directors of TCGI or the Bank determines in good faith, consistent with the legal opinion of its outside counsel, that to do otherwise would violate its fiduciary duties under applicable law.

9. TREATMENT OF EQUITY AWARDS. The Parties acknowledge that Consultant has only two outstanding equity awards under the Bank’s and/or TCGI’s incentive plans as follows: (1) an option to purchase 20,000 shares of common stock granted March 17, 2004 at an exercise price of $26.08 per share, to vest over 5 years in equal tranches, with an expiration date of March 17, 2014, and (2) an option to purchase 20,000 shares of common stock granted March 19, 2003 at an exercise price of $20.00 per share, to vest over 5 years in equal tranches, with an expiration date of March 19, 2013 (collectively, the “Awards”). TCGI acknowledges and agrees that these Awards, to the extent unvested, shall continue to vest during the Term as if the Consultant were an employee, and that they shall be exercisable through their applicable expiration dates stated herein.

10. INDEMNIFICATION/INSURANCE. Consultant shall be indemnified by TCGI (and continue to be indemnified by TCGI relating to his prior employment with TCGI) to the fullest extent permitted by law and the Bylaws of TCGI with respect to matters occurring on or prior to the last date the Consultant serves as a member of the Board of Directors of TCGI.

11. RESOLUTION OF DISPUTES. Any dispute related to the interpretation or enforcement of this Agreement shall be enforceable only by arbitration in Cook County, Illinois (or such other metropolitan area to which TCGI’s principal executive offices may be relocated), in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by TCGI, the second of whom shall be selected by Consultant and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the Parties fails or refuses to select an arbitrator, or if the arbitrators selected by TCGI and Consultant cannot agree on the selection of the third arbitrator within seven (7) days after such time as TCGI and Consultant have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the metropolitan area where arbitration under this Section 11 would otherwise have been conducted. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Notwithstanding the foregoing, the Parties hereto may also seek specific enforcement of any of the provisions of this Agreement, or any of the other documents executed in connection herewith, and in connection therewith, if a court finds any provision in this Agreement to be unreasonable or unenforceable, Consultant agrees that such finding will not affect the validity of any other provision and that the court may modify, amend or excise such invalid provision so that it is reasonable and enforceable to the maximum extent permitted by law. Consultant also agrees that TCGI and the Bank will be entitled to emergency, preliminary, and final injunctive relief to enforce this Agreement without the need for a bond or security. TCGI’s and the Bank’s remedies for breach of this Agreement are cumulative and pursuit of one remedy by TCGI or the Bank shall not exclude any other remedy.

12. VENUE. To the extent it becomes necessary for a Party to seek specific enforcement or other equitable relief, TCGI, the Bank and Consultant acknowledge and agree that the U.S. District for the Northern District of Illinois, or if such court lacks jurisdiction, the Circuit Court (or its successor) in and for Cook County, Illinois, shall be the venue and exclusive proper forum in which to adjudicate any such proceeding, and the Parties further agree that, in the event of any such litigation they will not contest or challenge the jurisdiction or venue of these courts.

13. WAIVER OF SERVICE. Consultant agrees to waive formal service of process under any applicable federal or state rules of procedure. Service of process shall be effective when given in the manner provided for notices hereunder.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its principles of conflicts of law or choice of law under which the law of any other jurisdiction would apply.

15. WAIVER OF BREACH. Waiver by TCGI, the Bank or Consultant of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party. The failure to enforce at any time or for any period of time one or more of the terms or conditions of this Agreement shall not constitute a waiver of any such terms or conditions or the right of TCGI, the Bank or Consultant to enforce each and every term of this Agreement.

16. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

17. REGULATORY SUSPENSION AND TERMINATION. If Consultant is suspended from office and/or temporarily prohibited from participating in the conduct of TCGI’s or the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, TCGI’s or the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, then the Bank shall: (i) pay Consultant all of the compensation withheld while obligations were suspended, and (ii) reinstate any of the obligations, which were suspended. If Consultant is removed and/or permanently prohibited from participating in the conduct of TCGI’s or the Bank’s affairs by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of TCGI and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected. If TCGI or the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of TCGI or the Bank under this Agreement shall terminate as of the date of default, but this sentence shall not affect any vested rights of the Parties. All obligations of TCGI and the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of TCGI or the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the Federal Deposit Insurance Act, as amended, or when TCGI or the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action. Any payments made to Consultant pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the Federal Deposit Insurance Act, as amended, and any regulations promulgated thereunder.

18. ENTIRE AGREEMENT; AMENDMENT. This Agreement, other than that certain Indemnification Agreement between the Consultant and TCGI and/or the Bank dated as of the date hereof, contains the entire agreement of the Parties, supersedes all prior agreements, understandings, representations, or discussions among the Parties, and may be amended or modified only by an agreement in writing signed by the Parties. Consultant acknowledges that in executing this Agreement he is not relying on any oral or written representation by anyone connected with TCGI and/or the Bank that is not set forth in this Agreement. Consultant agrees that any rights he may have or have had under that certain memorandum from TCGI and the Bank dated June 15, 2005 to Consultant re: Salary Continuation Following Death shall no longer be in effect as of the date of this Agreement and is superseded in its entirety by Section 2.2(b) of this Agreement.

19. MISCELLANEOUS.

19.1 Set-off. To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A, the Bank or TCGI may credit any amount owing to them from Consultant against any payment(s) that might otherwise be due to Consultant from the Bank or TCGI.

19.2 Notices. Any communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered, (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the U.S. mail, postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below, or (iii) on the first business day after proper and timely deposit for next day delivery, freight prepaid, with a nationally recognized delivery service providing next-day service to the location of the recipient, to such Party at the address set forth below:

If to TCGI or the Bank:	Taylor Capital Group, Inc. 9550 W. Higgins Road Rosemont, IL 60018 Attention: GSVP - Human Capital

With a Copy to:	Jeffrey Patt Katten Muchin Rosenman LLP 525 W. Monroe St. Chicago, Illinois 60661

If to Consultant:	Jeffrey W. Taylor 1038 Bluff Road Glencoe, IL 60022

With a Copy to:	Stanley Meadows McDermott Will & Emery LLP 227 W. Monroe St. Chicago, IL 60606

(or to such other address as any Party shall specify by written notice so given).

19.3 Headings. All headings contained in this Agreement are inserted herein for convenience of reference only and shall not be considered in the construction of any provision hereof.

19.4 Gender and Number. Whenever in this Agreement the masculine, feminine or neuter gender is used, such usage shall be deemed to include all other genders as well, and singular usage shall include plural usage, and vice versa, all as the context shall require.

19.5 Benefits and Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns; provided, however, (i) the duties, rights, or obligations of Consultant under this Agreement are personal to him and may not be assigned by him, and (ii) Consultant’s right to receive payments under this Agreement may not be assigned without the prior written consent of TCGI and the Bank, which consent may be withheld in the sole discretion of TCGI or the Bank. TCGI and the Bank shall be free to assign the Agreement to any party without the consent of Consultant or any of his administrators, heirs, successors or assigns.

19.6 Voluntary Agreement. Consultant represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired, he availed himself of this right, that he has carefully read and fully understands all of the provisions of the Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into this Agreement, and that he read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.

19.7 Interpretation. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing the Agreement to be drafted as the Parties have had an opportunity to provide input in the drafting of this Agreement.

19.8 Survivability. The Parties acknowledge and agree that the provisions of this Agreement are intended to and shall survive indefinitely or as provided in accordance with the applicable provisions, and that the termination or expiration of the Term hereof shall only terminate those provisions expressly to be performed solely during the Term.

19.9 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed among the Parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

19.10 Beneficiary. If any amounts due hereunder become payable after the death of Consultant, the Bank shall pay such amounts to a legal beneficiary designated in writing by Consultant. If Consultant files no beneficiary designation or if no beneficiary designated survives Consultant, the Bank shall pay such amounts (i) to the surviving spouse, if any, (ii) to the descendants of Consultant, per stirpes, if no spouse survives, or (iii) to the estate of Consultant if no spouse or descendants survive Consultant.

19.11 Section 409A Compliance. It is the intent of the Parties to comply with all provisions of Section 409A so that Consultant shall not be required to include in his gross income for federal income tax purposes, prior to the actual receipt thereof, any amounts received that may otherwise be considered to be deferred payments. In the event that the interpretation or requirements of Section 409A change during the Term, the Parties will amend this Agreement, only as necessary, to comply with any such change, if and to the extent such an amendment would be permitted by Section

409A. Notwithstanding any provision herein to the contrary, nothing in this Agreement shall require TCGI or the Bank to pay any tax, penalty or interest assessed against Consultant or otherwise required to be paid by Consultant for any Section 409A failures or non-compliance with Section 409A.

19.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

19.13 Expenses. The Bank shall pay the legal fees and expenses incurred by Consultant in connection with the negotiation and preparation of this Agreement and related documents and relating to the transactions being contemplated with Harrison Steans and certain of his affiliates within thirty (30) days of the Bank’s receipt of statements evidencing such legal fees and expenses; provided, that such fees and expenses, together with other fees and expenses of the Taylor Family (including without limitation, the employment agreement among TCGI, the Bank and Bruce Taylor) relating to such matters shall not in the aggregate exceed $100,000; provided, further, that such reimbursements shall not be made later than March 15, 2009.

CONSULTANT ACKNOWLEDGES THAT HE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

COLE TAYLOR BANK		TAYLOR CAPITAL GROUP, INC.

By:	/s/ Mark A. Hoppe	By:	/s/ Mark A. Hoppe

CONSULTANT

/s/ Jeffrey W. Taylor
Jeffrey W. Taylor

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made between Taylor Capital Group, Inc. (“TCGI”) and Cole Taylor Bank (the “Bank”) (collectively, the “Company”), on the one hand, and Jeffrey W. Taylor (“Consultant”), on the other.

WHEREAS, on [date], 2008, Consultant and the Company entered into a Consulting Agreement (the “Consulting Agreement”) for Consultant to serve as a consultant to the Bank; and

WHEREAS, effective [date] (the “Separation Date”), Consultant’s retention with the Bank will terminate; and

WHEREAS, Consultant and the Company wish to fully resolve any and all past, present or future disputes relating to Consultant’s engagement with, or termination from the Company, and to set forth terms and conditions relating to the termination of Consultant’s engagement.

NOW, THEREFORE, in consideration of the releases, representations, and obligations stated below, Consultant, on the one hand, and TCGI and the Bank, on the other, agree as follows:

1. Separation from Service. Consultant’s engagement with the Company will terminate effective                      (the “Separation Date”).

2. Consideration of Company. In consideration for the releases and covenants by Consultant in this Agreement (provided that Consultant abides by and does not revoke any part of this Agreement), the Company will provide Consultant with the following payments and benefits: [insert description of payments and benefits to be paid as set forth in the Consulting Agreement]

3. Consultant Release of Rights and Agreement Not to Sue. Consultant (defined for the purpose of this Paragraph 3 as Consultant and Consultant’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as TCGI, the Bank, and any of their past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, affiliates, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known and/or unknown claims and/or causes of action, liabilities, damages, fees, and/or remuneration of any sort, arising or that may have arisen out of or in connection with Consultant’s retention, prior employment with or termination of employment from or retention by the Company, including but not limited to claims or causes of action for:

(a) violation of any written or unwritten contract, agreement, understanding, policy, benefit, retirement or pension plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration;

(b) discrimination or retaliation on the basis of any characteristic or trait protected under law (including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity), or other denial of protection or benefits under any statute, ordinance, executive order or regulation (including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Illinois Wage Payment and Collection Act, and the Illinois Human Rights Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment); and/or

(c) violation of any public policy or common law of any state relating to employment or personal injury (including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract).

Consultant further waives any right to recovery in a proceeding instituted on Consultant’s behalf by an administrative agency or other entity regarding Consultant’s retention or employment with, or separation from, the Company; provided, however, that Consultant is not releasing any claims related to (i) the breach of this Agreement; (ii) any vested right in any employee benefit plan in which Consultant was participating as of the Separation Date; (iii) coverage under the Company’s directors’ and officers’ liability insurance policy pursuant to the terms and conditions of such policy; (iv) any right to indemnification; (v) worker’s compensation benefits; (vi) the rights to health care continuation coverage pursuant to COBRA; (vii) unemployment insurance benefits; and (viii) any claim that may not be released as a matter of law. Consultant affirms that, as of the date of signing this Agreement, no action or proceeding covered by this Paragraph 3 is pending against any of the Released Parties.

4. Acknowledgement of Continuing Obligations. Notwithstanding this Agreement and the termination of Consultant’s position with the Company, the parties acknowledge and agree that those provisions of the Consulting Agreement intended to survive Consultant’s separation or termination of the Term of the Consulting Agreement shall so survive, and that the parties remain bound by provisions of the Consulting Agreement including but not limited to Sections 4 through 7 and 11 through 13 and 17. Consultant represents that, no later than the date on which he tenders this Agreement to the Company, he will have fully complied with his obligations set forth in Section 3 of the Consulting Agreement.

5. Non-admission/Inadmissibility. This Agreement does not constitute an admission by the Company that any action it took with respect to Consultant was wrongful, unlawful or in violation of any local, state, or federal statute or regulation, or susceptible of inflicting any damages or injury on Consultant, and the Company specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters relating to or arising out of Consultant’s retention or employment with and termination from the Company, and neither the Agreement nor information regarding its execution or implementation may be admitted or used as evidence in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or any other matter excluded from the releases.

6. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Illinois, without regard to its principles of conflicts of law. Any suit, action, or other proceeding arising out of this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts located in Cook County, Illinois.

7. Entire Agreement. This Agreement represents the entire agreement and understanding concerning the matters addressed herein and Consultant’s separation from the Company. With the exception of those provisions of the Consulting Agreement intended to survive Consultant’s separation from employment or termination of the Term of the Consulting Agreement, this Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning Consultant’s termination of employment with the Company.

8. Waiver. No provision of this Agreement may be waived except by a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

9. Revocation Period. Consultant has the right to revoke this Agreement for up to seven days after Consultant signs it. In order to revoke this Agreement, Consultant must sign and send a written notice of the decision to do so, following the notice provisions set forth in Section 19.2 of the Consulting Agreement, and that written notice must be received by the Company no later than the eighth day after Consultant signed this Agreement. If Consultant revokes this Agreement, Consultant will not be entitled to any of the consideration from the Company described in Paragraph 2 of this Agreement, and all such consideration shall be forfeited.

10. Voluntary Execution of Agreement. Consultant acknowledges that: (i) Consultant has carefully read this Agreement and fully understands its meaning; (ii) Consultant had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it; (iii) Consultant understands that the Company is herein advising him, in writing, to consult with an attorney before signing it; and (iv) Consultant is signing this Agreement knowingly, voluntarily, and without any coercion or duress, and everything Consultant is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Consultant to sign this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) written below.

JEFFREY W. TAYLOR	TAYLOR CAPITAL GROUP, INC.

By:

Title:

Dated:	Dated:

COLE TAYLOR BANK

By:

Title:

Dated: